EMPLOYMENT AGREEMENT
                              --------------------


                      AGREEMENT made this day of 2000, by and between 1ST MIRACLE GROUP, INC., having a place of business at 8730 Sunset Blvd., Penthouse East, West Hollywood, California 90069, (hereinafter referred to as "EMPLOYER") and ANTHONY J. CATALDO residing at 63 Northeast Village Road, Concord, New Hampshire 03301 (hereinafter referred to as "EMPLOYEE").


                              W I T N E S S E T H:
                               - - - - - - - - - -

                      WHEREAS, the EMPLOYER is engaged in the business of making and producing movies for worldwide distribution; and

                      WHEREAS, the EMPLOYER is desirous of employing EMPLOYEE and

                      EMPLOYEE wishes to be employed by EMPLOYER in accordance with the terms and conditions set forth in this Agreement; and

                      WHEREAS, EMPLOYER and EMPLOYEE have heretofore entered into Consulting Arrangements; and

                      WHEREAS, EMPLOYER is desirous of providing the within Employment Agreement in order to secure the services of EMPLOYEE.

                               NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS
                               FOLLOWS:

                      FIRST: EMPLOYER and EMPLOYEE are agreeable to enter into an Employment Agreement, and the within Employment Agreement ("Agreement") supersedes all Consulting Agreements. The EMPLOYER does hereby employ EMPLOYER as Chief Executive Officer, for a period of five (5) years, commencing June 1, 2000 and terminating May 31, 2005. The duties of EMPLOYEE as Chief Executive Officer shall include, but not be limited to, managing the business of the EMPLOYER, its relationship with current and potential investors, obtaining the support of a well-established, well-known market-maker for the EMPLOYER's securities, and obtaining financing for EMPLOYER, in addition to assisting EMPLOYER in the production, promotion and distribution of existing film and movie properties, as well as in the production of new movie and film productions.

                      It is agreed that EMPLOYEE will have the right to act as a consultant for various companies during the term of the within Agreement so long as consulting work does not interfere with EMPLOYEE's duties or compete with EMPLOYER, except as provided for in Paragraph "THIRD" herein.

                      SECOND: EMPLOYEE agrees that he will, at all times, faithfully, industriously, and to the best of his ability, experience and talent, perform all of the duties that may be required of and from him, pursuant to the expressed and implicit term hereof.

                      THIRD: EMPLOYER shall pay to the EMPLOYEE, and the EMPLOYEE agrees to accept from the EMPLOYER, in full payment for the EMPLOYEE services hereunder, compensation at the rate of $425,000 per annum. EMPLOYEE will be paid on the first day of each month during the term of the within agreement. Additionally, EMPLOYER agrees to pay to EMPLOYEE, upon execution of the within Agreement, a "sign on" bonus in the sum of $150,000.




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


                      It is further understood and agreed that EMPLOYEE will have the right to receive production fees, based upon new productions and/or movies introduced by EMPLOYEE and produced by EMPLOYER during the term of the within Agreement. EMPLOYEE will be entitled to receive a production and/or producer fee on the production of each movie made by EMPLOYER, which fee will be agreed upon by EMPLOYEE. The fee will be a percentage of the budget of said production or movie. In the event EMPLOYER and EMPLOYEE do not mutually agree with respect to the payment of a production fee, EMPLOYEE will have the right to offer said production or movie to any other entity or organization which will not be a violation of the within Agreement. EMPLOYER and EMPLOYEE understand and agree that EMPLOYER has the right of first offer, as stated herein, and that EMPLOYEE is provided the within as a part of EMPLOYEE's compensation, as EMPLOYEE has agreed to the within annual base salary compensation conditioned upon EMPLOYEE being able to, and having the right to, additional production and/or movie fees, as provided for herein.

                      EMPLOYER agrees to provide a monthly automobile allowance for the maintenance, lease, insurance and all other related expenses for an automobile to be used by EMPLOYEE in the business of EMPLOYER, in addition to a monthly housing allowance. Additionally, EMPLOYER further agrees to reimburse EMPLOYEE for all business and business related expenses incurred by EMPLOYEE during the term of his employment. EMPLOYEE agrees to provide documentation, as may be required with respect to said expenses.

                      In the event that EMPLOYER authorizes an Employee Stock Option Plan, then in that event EMPLOYEE will be entitled to participate in the Plan in a similar manner as all Officers of the EMPLOYER.



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                      EMPLOYER acknowledges and recognizes that EMPLOYEE has
provided valuable services to EMPLOYER, which services have substantially contributed to and resulted in EMPLOYER being able to continue to operate its business and enhance the value of EMPLOYER to its shareholders. Based upon the foregoing, EMPLOYER has made arrangements on prior occasion for the issuance of and delivery to EMPLOYEE of an aggregate of 154,000,000 shares of fully paid, non-assessable common stock of EMPLOYER which is deemed a part of the within Agreement under the following terms and conditions:

                                          (a) As a condition precedent to the
issuance of said 154,000,000 shares, EMPLOYEE agrees that the within Employment Agreement was to be executed by EMPLOYEE, and EMPLOYEE further acknowledges that said 154,000,000 shares will be subject to a lock-up and/or restricted public market sale condition for a minimum period of one year from the date of issuance; and

                                          (d) In the event that EMPLOYEE is
terminated for cause prior to October 31, 2000, then and in that event, EMPLOYEE agrees to return all of said shares herein upon a court of competent jurisdiction establishing that EMPLOYEE was terminated for cause.


                      FOURTH: In the event that the Employment Agreement is terminated by EMPLOYER without cause, or EMPLOYEE is requested to act as other than as Chief Executive Officer or EMPLOYER sells an amount of its outstanding and issued common stock to any entity or third party, which results in a change of control of EMPLOYER, then in such event, if EMPLOYEE's employment herein is not continued, then all payments due to EMPLOYEE for the full term of the Agreement will be due to EMPLOYEE.


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

           FIFTH: EMPLOYEE shall devote all of his working time, attention, knowledge and skill solely and exclusively to the business and interest of the EMPLOYER. The EMPLOYEE expressly agrees that he will not, during the term hereof or for one (1) year from the termination of this Agreement, be involved directly or indirectly, in any form, fashion or manner, as a partner, officer, director, stockholder, advisor, consultant or employee in any other business similar to or in any way competing with the business of the EMPLOYER. Nothing herein contained shall, however, limit the rights of the EMPLOYEE to own up to 5% of the capital stock or other securities of any corporation, whose stock or securities are publicly owned or traded regularly on a public exchange or in the over-the-counter market, or to prevent the EMPLOYEE from investing financially in, or limiting the EMPLOYEE rights to invest financially in, other businesses not allied with or competing with the business of the EMPLOYER, as long as EMPLOYEE continues to devote all of his working time, attention, knowledge and skill, solely and exclusively to the business and interest of the EMPLOYER, except as provided for in Paragraph "THIRD" herein.

           SIXTH: During the course of EMPLOYEE employment under this Agreement, and for one (1) year thereafter, the EMPLOYEE specifically agrees that he will not, at any time, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential or proprietary information of any kind, nature or description concerning any matters affecting or relating to the business of the EMPLOYER including, without limiting the generality of the foregoing, any of its customers, its manner of operations, its plans, its ideas, processes, programs, its intellectual property or other data, information or materials of any kind, nature or description, without regard to whether any or all of the foregoing matters shall be deemed confidential, material or important. The parties hereto stipulate that, as between them, the same are important, material, confidential and gravely affect the effective and successful conduct of the business of the EMPLOYER and its goodwill, and that any breach of the terms of this paragraph is a material breach thereof, except where the EMPLOYEE shall be acting on behalf of the EMPLOYER. EMPLOYEE understands and agrees that, in the event that EMPLOYEE violates the terms and conditions, as stated in this paragraph, that he will be subject to an injunction and damages, and understands and agrees that EMPLOYER's remedy to prevent further or continued damages will include a petition for injunctive relief. EMPLOYEE expressly acknowledges that the restrictions contained in this paragraph are reasonable and are properly required for the adequate protection of the EMPLOYER's interests.


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


                      EMPLOYEE further understands and agrees that EMPLOYER, in entering into this Agreement, is relying upon EMPLOYEE's representation and warranty that all trade secrets and other proprietary information of EMPLOYER will be kept strictly confidential by EMPLOYEE and not utilized by EMPLOYEE in any manner whatsoever other than on EMPLOYER's behalf during the course of EMPLOYEE's employment with EMPLOYER.

                      SEVENTH: EMPLOYEE agrees that, during the term of this Agreement and for one (1) year after termination hereof, he shall not, for himself or any third party, directly or indirectly, divert or attempt to divert from the EMPLOYER or its Subsidiaries or affiliates any business of any kind in which it is engaged or employed, solicit for employment, or recommend for employment any person employed by the EMPLOYER or by any of its subsidiaries or affiliates, during the period of such person employment and for a period of one
(1) year thereafter. EMPLOYEE expressly acknowledges that the restrictions contained in this paragraph are reasonable and are properly required for the adequate protection of the EMPLOYER interests.


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

                      EIGHTH: It is expressly understood and agreed that the terms of this Agreement, except for Paragraphs SIXTH and SEVENTH, may be terminated by the EMPLOYER prior to May 31, 2005, upon the occurrence of any of the following events:

                                          (a) Automatically and without notice
upon the death of the EMPLOYEE; it is also understood that EMPLOYEE will be entitled to three (3) months' salary which will be payable to his estate:

                                          (b) Persistent absenteeism on the part
of the EMPLOYEE, which in the reasonable judgment of the Board of Directors of the Company is having or will have a material adverse effect on the performance of the EMPLOYEE's duties under this Agreement;

                                          (c) Deliberate and willful failure to
perform normal services and duties required of EMPLOYEE pursuant to this Agreement, except if the performance of such duties or services would result in a violation of EMPLOYEE's fiduciary responsibility to the Company and its shareholders or is in a violation of applicable laws;

                                          (d) Any willful act or failure to act,
which in the reasonable opinion of the Board, is in bad faith and to the material detriment of the EMPLOYER;

                                          (e) Conviction of a felony involving
moral turpitude or dishonesty;

                                          (f) Total or partial disability of the
EMPLOYEE for a period of three (3) consecutive months or ninety (90) days, in the aggregate, so that he is prevented from satisfactorily performing a substantial part of his duties; it being further understood and agreed that any proceeds received by EMPLOYEE from a policy of disability benefits insurance or any other proceeds received from any Federal, State or Municipal agency of government will be credited to the amount of compensation paid to EMPLOYEE by EMPLOYER; and


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

                                          (g) Fraudulent misconduct of the
EMPLOYEE. The Agreement shall not be terminated by any:

                                          (a) Merger or consolidation, where the
Company is not the consolidating or surviving; or

                                          (b) Transfer of all or a substantial
majority of the assets of the Company;

                                          (c) Acquisition or control of fifty
percent (50%) or more of the Company's issued and voting equity share capital by any party, or by parties acting in concert or under common control.

                      In the event of any merger or consolidation or transfer of all, or a substantial majority, of the assets of the Company or acquisition or control of fifty percent (50%) (or an amount of stock ownership that has the ability to elect the Board of Directors of EMPLOYER) or more of the Company's issued and voting equity share capital by any party or by parties acting in concert or under common control, the surviving or resulting entity or the transferee or transferees of the Company's assets or its issued and voting equity share capital, shall be bound by, and shall have the benefit of, the provision of this Agreement, and the Company shall endeavor to take all actions necessary to ensure that such entity or transferee or transferees shall be bound by the provisions of the Agreement. Moreover, in the event of such merger or consolidation, or transfer of all or a substantial majority of the assets of the Company or acquisition of the Company of the Company?s issued and voting equity share capital as aforesaid, the EMPLOYEE may, at his option, at any time, continue his employment under the terms of this Agreement, or upon giving not less than thirty (30) days notice at any time, by registered mail, to the registered office of the Company, requiring the Company to effect full settlement of all the EMPLOYEE's entitlements under the terms of this Agreement, which settlement shall also include the payment of EMPLOYEE's remuneration for the full term of the Agreement.


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



           NINTH: EMPLOYER agrees that EMPLOYEE will be entitled, during the term, to all fringe benefits in effect for executive officers of the EMPLOYER, such as Blue Cross/ Blue Shield and Major Medical (including dental) and life insurance benefits which are afforded to key employees of the EMPLOYER.


           TENTH: This Agreement contains the total and entire Agreement between the parties and shall, as of the effective date hereof, supersede any and all other Agreements between the parties. The parties acknowledge and agree that neither of them has made any representations that are not specifically set forth herein, and each of the parties hereto acknowledges that he or it has relied upon his or its own judgment in entering into same.

           ELEVENTH: The parties hereto do further agree that no waiver or modification of this Agreement or of any covenant, condition or limitation herein contained, shall be valid, unless in writing and duly executed by the party to be charged therewith, and that no evidence of any proceedings or litigation between either of the parties arising out of or affecting this Agreement or the rights and obligations of any party hereunder shall be valid and binding unless such waiver or modification is in writing, duly executed, and the parties further agree that the provisions of this paragraph may not be waived except as herein set forth.

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           TWELFTH: The parties hereto agree that it is their intention and covenant that this Agreement and the performance hereunder shall be construed in accordance with and under the laws of the State of New York, and that the terms hereof may be enforced in any court of competent jurisdiction in an action for specific performance which may be instituted under this Agreement, and that in the event of any dispute or claim under the within Agreement, that same will be resolved in the Courts of the State of New York.

           THIRTEENTH: EMPLOYER indemnifies and holds harmless EMPLOYEE from any claims of any type against EMPLOYER that arise prior to the date of the commencement of this Agreement.

           FOURTEENTH: EMPLOYEE warrants and represents to EMPLOYER that EMPLOYEE has had sufficient and adequate opportunity to consult with EMPLOYEE's counsel concerning the within Agreement, and is aware that EMPLOYER is relying upon the within representation concerning entering into the Agreement herein.









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           FIFTEENTH:All notices required or permitted to be given by either party hereunder shall be in writing and mailed by registered mail, return receipt requested and by regular mail to the other party addressed as follows:

                                          If to EMPLOYER at:
                                          1st MIRACLE GROUP, INC.
                                          8730 Sunset Boulevard
                                          Suite 280/290
                                          West Hollywood, CA 90069


                                          If to EMPLOYEE at:

                                          1100 Hardman Ave.
                                          Napa, CA 94588


Any notice mailed, as provided above, shall be deemed completed on the date of receipt, or five (5) days from the postmark on said postal receipt.

                     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day, month and year first above written.
                                        1ST MIRACLE GROUP, INC.

                                    By:

                                        RICHARD ABRAMSON


                                        ANTHONY J. CATALDO